Exhibit 99.1

Atlas Financial Holdings Announces 2015 First Quarter Financial Results

Company to Hold Conference Call on Tuesday, May 12, 2015 at 8:30 a.m. ET

First Quarter 2015 Financial and Operational Summary
(comparisons to First Quarter 2014 unless otherwise noted):

•	Gross premium written increased by 44.0% to $45.0 million (48.1% increase in core commercial auto business)

•	The previously announced acquisition of Global Liberty Insurance Company of NY and affiliated entities (“Global Liberty”) was completed on March 11, 2015

•	Including Global Liberty premium for the full quarter, pro-forma gross written premiums increased 81.5%

•	Combined ratio improved by 9.2 percentage points to 84.3%

•	Underwriting profit improved to $4.8 million, representing a 235% increase

•	Operating income was $5.3 million or $0.42 per common share diluted compared to $2.2 million or $0.22 per common share diluted

•	Costs related to acquisitions were $1.7 million before tax, or $0.13 per common share diluted, of which $0.06 related to Global Liberty

•	Net income before tax was $3.8 million, representing a 71.5% increase

•
Income tax expense of $1.6 million was recorded for the three months ended March 31, 2015 compared to no taxes during the three months ended March 31, 2014 as a result of the reduction of the valuation allowance occurring in periods prior to 2015

•	Atlas issued 940,500 additional preferred shares as a result of favorable development pursuant to the stock purchase agreement for the 2013 acquisition of Gateway Insurance Company

•	Diluted weighted average common shares outstanding were 12,624,789, representing a 27.7% increase over the prior year period

•	Earnings per common share diluted were $0.17, after the impact of acquisition related expenses and dilution

•	Book value per common share at March 31, 2015 was $9.23, compared to $9.08 at December 31, 2014 and $6.79 at March 31, 2014

•
Annualized first quarter 2015 return on common equity (“ROCE”) was 7.7%. Excluding atypical acquisition related expenses of $1.7 million and including the full first quarter of financial results for Global Liberty, proforma non-GAAP annualized before and after tax ROCE were 14.8% and 9.5%, respectively

Financial and Operational Outlook

•	Gross written premiums in the range of $200 - $240 million forecast for 2015

•
With the ultimate objective of self-financed organic growth in mind, the Company has implemented measures to manage its operating leverage, including recently announced $35 million line of credit with Fifth Third Bank and use of quota-share reinsurance

•
Atlas is targeting a high teens after-tax ROCE in 2015 by utilizing this expanded operating leverage to take advantage of a favorable pricing environment. Based upon its current growth trends and current market conditions, that Company believes that in subsequent years may exceed 20%

Chicago, Illinois (May 11, 2015) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the first quarter ended March 31, 2015.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “We achieved record operating earnings and increased book value sequentially despite atypical M&A related transaction costs. This positive result underscores both our ability to continue to grow and expand margins organically as well as the capability to build strategically through accretive acquisitions. Our first quarter results included significant improvement in our combined ratio and operating income, and we plan to maximize the benefits to all stakeholders in what continues to be a favorable insurance market in our niche.”

Exhibit 99.1

First quarter 2015 results were materially impacted by the Company’s acquisition of Global Liberty Insurance Company of NY and affiliated entities (collectively “Global Liberty”), a purchase price adjustment related to the Company’s acquisition of Gateway Insurance Company (“Gateway”), and the decision to eliminate the previously held allowance against deferred tax assets (“DTA’s”) at the end of 2014. Following are details regarding the impact each of these had on the Company’s results.

Global Liberty Acquisition
On March 11, 2015, as previously announced, Atlas closed the acquisition of Global Liberty. Pursuant to the stock purchase agreement, the effective date of this transaction was deemed to be January 1, 2015. Purchase accounting rules dictate that the Company began consolidating results effective on the close date through the end of the quarter (“stub period”) and the financial impact from January 1, 2015 through the acquisition date is accounted for in goodwill.

Gateway Purchase Price Adjustment
Based on year end 2014 results and pursuant to the stock purchase agreement, the purchase price related to Gateway is to be adjusted annually in each of the three years following the initial acquisition in January 2013 in the event that there is favorable or adverse development related to commercial auto lines of business. In the quarter, an additional 940,500 preferred shares were issued in connection with this adjustment due to favorable development of $1.9 million related to pre-acquisition accident years. This adjustment may change in subsequent periods per the terms of the stock purchase agreement.

The favorable development related to Gateway’s commercial auto program decreased the Company’s loss ratio by 6.3% in the quarter. Excluding this favorable development and including the stub period for Global Liberty, the proforma loss ratio in the first quarter 2015 was 62.4%.

Tax
Based on the Company’s decision to write down the allowance against its DTA’s at year end 2014, beginning with the three month period ended March 31, 2015, the Company will be recording tax expense. In the first quarter 2015, the Company’s federal tax rate was 43.2%. This figure was higher than statutory rates due to the non-deductibility with respect to the issuance of preferred shares related to the Gateway stock purchase agreement. Typically, the Company expects to report the statutory tax rate of 35%.

Proforma Operating Results
While proforma results should not be considered as an alternative to the Company’s GAAP financial results, they are being provided here for the purpose of comparison. Excluding all acquisition related costs and benefits and also including the full results of Global Liberty for the first quarter of 2015:

•	Gross written premium would have been $56.7 million, an 81.5% increase over the same quarter prior year.

•	The Company’s combined ratio would have been 91.3%.

•	Net income before tax would have been $4.1 million, representing an increase of 87.4% over the same quarter prior year.

•	After tax income would have been $2.6 million.

•	Before and after tax EPS would have been $0.32 and $0.21 respectively, per common share diluted for the three month period ended March 31, 2015.

•
Normalized to exclude all atypical acquisition related costs and benefits and to include the full quarter for Global Liberty, proforma annualized before and after tax ROCE were 14.8% and 9.5%, respectively

Exhibit 99.1

	As Reported Q1 2015	Adjust for Full Qtr of Global Liberty	Eliminate Acquisition related costs and benefits	Pro-forma Q1 2015 results	As Reported Q1 2014
Gross premium written	$44,973	$11,689		$56,662	$31,224
Net premium earned	30,167	5,121		35,288	21,954
Losses on claims	16,932	3,577	1,900	22,409	13,919
Acquisition costs	3,918	550		4,468	3,090
Other underwriting expense	4,554	777		5,331	3,523
Net underwriting income	4,763	217	(1,900)	3,080	1,422
Net investment income	520	251		771	779
Income from operating activities, before tax	5,283	468	(1,900)	3,851	2,201
Less: Costs incurred related to acquisitions	1,692		(1,692)	0	0
Realized gains (losses) and other income	169	87		256	(9)
Net income before tax	3,760	556	(208)	4,108	2,192
Income tax expense	1,623	211	(391)	1,443	0
Net income	$2,137	$344	$183	$2,664	$2,192

Key Financial Ratios:
Loss ratio	56.1%	69.9%		63.5%	63.4%
Acquisition cost ratio	13.0%	10.7%		12.7%	14.1%
Other underwriting expense ratio	15.1%	15.2%		15.1%	16.0%
Combined Ratio	84.2%	95.8%		91.3%	93.5%
Operating earnings per share	$0.42			$0.31	$0.22
Earnings per common share diluted - Before tax	$0.30			$0.32	$0.22
Earnings per common share diluted - After tax	$0.17			$0.21	$0.22
Return on common equity - Before Tax	13.7%			14.8%	13.7%
Return on common equity - After Tax	7.7%			9.5%	13.7%

Operating Income is an internal performance measure used in the management of the Company's operations. It represents before-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings, non-recurring and atypical costs and other items. Operating Income should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income. The table below reconciles U.S. GAAP net income to operating income ($ in '000's):

	Three Month Periods Ended
	March 31, 2015	March 31, 2014
U.S. GAAP net income	$2,137	$2,192
Add: income tax expense	1,623	0
Add: expenses incurred related to acquisitions	1,692	0
Less: net investment gains	137	(11)
Less: other income	32	2
Operating income	$5,283	$2,201

Atlas' Operating Income for the three month period ended March 31, 2015 was $5.3 million, or $0.42 per common share diluted, compared to $2.2 million, or $0.22 per common share diluted, in the three month period ended March 31, 2014. Excluding all acquisition related costs and benefits and including the full quarter of income of Global Liberty, Operating Income was $3.9 million or $0.31 per common share diluted.

Exhibit 99.1

The following is a presentation of the Company’s GAAP results:

Financial and Operational Review
Premium Written: For the three month period ended March 31, 2015, gross premium written increased 44.0% to $45.0 million compared to $31.2 million in the three month period ended March 31, 2014. Growth in gross premium written for target demographic core commercial auto accounts was 48.2% and included $2.8 million of gross written premium related to the Global Liberty acquisition stub period. Organic growth and acquired premium coupled with improved pricing activity across the Company’s core lines continued to drive results.

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes in 40 states. Compared to the three month period ended March 31, 2014, Atlas experienced growth in gross premium written in 28 states in the three month period ended March 31, 2015. In 11 of those 28 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas' value proposition and the current market environment.

Combined Ratio: Atlas' combined ratio improved for the three month period ended March 31, 2015 to 84.3%, compared to 93.5% in the prior year period and 88.4% in the fourth quarter of 2014. The table below details the comparisons of each component of the Company's combined ratio for the periods indicated:

	Three Month Periods Ended
	March 31, 2015	March 31, 2014
Loss ratio	56.1%	63.4%
Acquisition cost ratio	13.0%	14.1%
Other underwriting expense ratio	15.2%	16.0%
Combined ratio	84.3%	93.5%

There were a number of factors that affected the Company’s operating ratios in the first quarter 2015, including:

•	The use of quota share reinsurance, the benefit of which is seen in the acquisition cost rather than other underwriting expense

•	Favorable development on the Gateway commercial auto lines reduced loss ratio by 6.3%

•	Consolidating Global Liberty results from the March 11, 2015 closing date

•	Share based compensation expense included in other underwriting expenses increased the ratio by 1.2% and 2.9% for the three month periods ended March 31, 2015 and 2014, respectively

Before the effect of quota share reinsurance and the impact from share based compensation expense, Atlas’ other underwriting expense target remains in the range of 10% - 12% and its annualized run rate acquisition cost expectation remains at approximately 14.5% for a combined target expense ratio of 24.5% - 26.5%. As the Company continues the use of quota share, and potentially increases the percentage of ceded premiums, the impact on these two ratios individually will become more significant. As a result, the Company will begin to focus on the combination of these two ratios (“underwriting expense”) to demonstrate operating efficiency rather than focusing on each ratio individually. In the first quarter 2015, underwriting expense excluding share based compensation expense was 27%.

•
Loss: The loss ratio relating to claims incurred in the three month period ended March 31, 2015 was 56.1% compared to 63.4% in the three month period ended March 31, 2014. The ratio in the current year period includes the impact related to the favorable development on the Gateway commercial auto lines that reduced the loss ratio by 6.3%. The Company continues to see incremental opportunities to leverage decades of experience in the claims area coupled with opportunities to increase price during 2015. Atlas utilzes data and experience accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to properly model potential risk and deliver real value in terms of claims and other areas of support.

•
Acquisition Costs: Acquisition cost ratio was 13.0% in the three month period ended March 31, 2015, as compared to 14.1% in the three month period ended March 31, 2014. Geographic distribution of premium, commissions

Exhibit 99.1

and the resulting impact on premium taxes may cause this ratio to vary quarter to quarter. As noted above, ceding commissions related to the use of quota share reinsurance also impacts this ratio.

•
Other Underwriting Expenses: The other underwriting expense ratio was 15.2% in the three month period ended March 31, 2015, compared to 16.0% in the three month period ended March 31, 2014. As noted above, ceding commissions related to the use of quota share reinsurance which is paid to offset operating expenses is accounted for in acquisition costs rather than in this ratio.

Underwriting Results: Underwriting results increased to $4.8 million for the three month period ended March 31, 2015, compared to $1.4 million in the same period of the prior year, representing a 235% increase.

Net Income before Taxes: Net income before taxes increased to $3.8 million for the three month period ended March 31, 2015, compared to $2.2 million in the same period of the prior year, representing a 71.5% increase.

Income Taxes: Atlas recognized tax expense of $1.7 million in the three month period ended March 31, 2015 compared to $0 in the three month period ended March 31, 2014 due to the impact of the reversal of the valuation allowance, which has offset the Federal tax expense for periods prior to 2015.

Net Income: Atlas reported net income of $2.1 million during the three month period ended March 31, 2015, compared to $2.2 million during the three month period ended March 31, 2014.

Earnings per share (“EPS”): Atlas generated $0.17 per common share diluted for the three month period ended March 31, 2015. This compares to $0.22 per common share diluted as reported in the three month period ended March 31, 2014. If tax effected, last year’s earnings per common share diluted would have been $0.15 in the three month period ended March 31, 2014.
Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended March 31, 2015 and 2014:

	Three Month Periods Ended
	March 31, 2015	March 31, 2014
Weighted average common shares outstanding	11,850,848	9,498,995
Dilutive potential ordinary shares:
Dilutive stock options	200,497	130,560
Dilutive shares upon preferred share conversion	573,444	254,000
Dilutive average common shares outstanding	12,624,789	9,883,555

Balance Sheet/Investment Overview
Book Value: Book value per common share was $9.23 based on 12,008,624 common shares outstanding at March 31, 2015, compared to $9.08 based on 11,808,624 common shares outstanding at December 31, 2014.

Book value per common share of $9.23 increased by $0.15 relative to December 31, 2014 as follows:

•	$0.29 increase related to net income after tax and before items indicated below;

•	$0.01 increase related to the change in realized investment after tax;

•	$0.09 increase related to the change in unrealized gains/losses after tax;

•	($0.12) decrease related to share based compensation; and

•	($0.12) decrease related to expenses incurred with the acquisition of subsidiaries.
$0.15        total change from December 31, 2015 book value per common share

Cash and Invested Assets: Cash and invested assets as of the period ended March 31, 2015 totaled $211.8 million as compared to $180.0 million as at December 31, 2014. Approximately $21 million of cash on hand was used in connection with the acquisition Global Liberty Insurance Company of NY at affiliated companies. The increase was

Exhibit 99.1

largely due to the Company’s completion of its public offering in May 2014 and the invested assets acquired with Global Liberty in the quarter ended March 31, 2015.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with overall durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At March 31, 2015 the Company's duration on its portfolio was 4.7 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $520,000 and $779,000 for the quarters ended March 31, 2015 and 2014, as well as $137,000 and ($11,000) of realized gains and losses, respectively. This resulted in an overall annualized investment yield of 1.2% for the quarter ended March 31, 2015. The decrease in net investment income and total realized yield from the prior year period are the result of the maturity of an accretive security occurring in 2014 and a decrease in performance on other investments offset by an increase in realized gains from the prior year period. The increase in average securities at cost is the result of the invested assets obtained with the Global Liberty acquisition.

Outlook
Mr. Wollney continued, “We remain on track with our previously stated goals, and the recent acquisition of Global Liberty provides important infrastructure in the large New York market and will allow Atlas to accelerate its market share growth. The last several months have been an important step in our strategic expansion, and we are very pleased with our growth and profitability during the quarter. Our goal is to deliver return on equity levels that exceed the industry by 500 to 1,000 bps on a “self-financed” basis. We believe that Atlas is well-positioned, capitalized and has the necessary tools to continue to build our strong market position in the commercial auto insurance sector. In addition to expanding our operations, we have taken a number of steps to address our operating leverage as we grow. The recently signed credit facility with Fifth Third Bank, coupled with our use of quota-share reinsurance at a time when rates are favorable to primary carriers, should provide Atlas with ample room to cost-effectively expand. We are now over 5% in total market share in the specific niche markets where we operate, with our goal to achieve proportionate market share of 20% in what we estimate to be an approximate $2 billion subset of the commercial auto insurance market.”

Mr. Wollney concluded, “We continue to focus on what Atlas does best, which is leveraging our value proposition to maximize underwriting profit. Continuing to deliver strong margins, while simultaneously managing operating leverage, is the key to delivering ROE above 20%. Based on current market conditions and our existing distribution footprint, we continue to expect growth in the 30% to 50% range on a year over year basis. Optimizing ROE and value creation for shareholders will be driven by margin and effective capital management more than growth itself. That said, we continue to forecast gross written premiums in the $200 to $240 million range for 2015. Growing share at expanded margins has been our management team’s goal throughout the hardening market. Atlas’ focus has been, and continues to be, utilizing our expertise, experience and strong value proposition to maximize underwriting profit and serve as effective stewards of capital to deliver returns on equity that exceed the industry. We are excited with the start to 2015.”

Conference Call Details
Date/Time:            Tuesday, May 12, 2015 - 8:30 a.m. ET

Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

Exhibit 99.1

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q1-2015. Audio and a transcript of the call will be archived on the Company’s website.

Investor Day
Atlas will host an Investor Day in New York City on Thursday, May 28, 2015 following its Annual General Meeting which is scheduled for 8:30 a.m. ET. Management will highlight key components of the Company’s operations as well as discuss a range of topics impacting the commercial automobile insurance industry.

Led by Atlas’ Chief Executive Officer, Scott D. Wollney, this forum will allow management to provide attendees with a strategic overview and outlook for the remainder of 2015 and beyond. A panel of subject matter experts will also participate in the discussion, providing an in-depth perspective on areas that are vital to Atlas’ business. Atlas’ directors will be on-site for this meeting as well.

Individuals interested in attending can contact Adam Prior of The Equity Group Inc. at aprior@equityny.com or by calling (212) 836-9606.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, and Global Liberty Insurance Company of New York. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, and Global Liberty Insurance Company of New York. Additional information about Atlas, including a copy of Atlas' 2014 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2014 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Exhibit 99.1

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

###

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Periods Ended
	March 31, 2015 (unaudited)	March 31, 2014 (unaudited)
Net premiums earned	$30,167	$21,954
Net investment income	520	779
Net investment gains (losses)	137	(11)
Other income	32	2
Total revenue	30,856	22,724
Net claims incurred	16,932	13,919
Acquisition costs	3,918	3,090
Other underwriting expenses	4,574	3,523
Expenses incurred related to acquisitions	1,692	0
Total expenses	27,096	20,532
Income from operations before income tax expense	3,760	2,192
Income tax expense	1,623	0
Net income attributable to Atlas	2,137	2,192
Less: Preferred share dividends	35	23
Net income attributable to common shareholders	$2,102	$2,169

Basic weighted average common shares outstanding	11,850,848	9,498,995
Earnings per common share, basic	$0.18	$0.23
Diluted weighted average common shares outstanding	12,624,789	9,883,555
Earnings per common share, diluted	$0.17	$0.22

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$2,137	$2,192

Other comprehensive income (loss):
Changes in net unrealized gains	1,590	1,268
Reclassification to income of net realized gains	6	38
Effect of income tax	(543)	(444)
Other comprehensive income for the period	1,053	862
Total comprehensive income	$3,190	$3,054

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	March 31, 2015 (unaudited)	December 31, 2014
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $167,873 and $126,701)	$169,713	$126,949
Equity securities, at fair value (cost $2,970 and $2,220)	2,848	2,093
Other investments	15,080	14,366
Total Investments	187,641	143,408
Cash and cash equivalents	24,149	36,586
Accrued investment income	1,024	660
Accounts receivable and other assets (net of allowance of $705 and $560)	75,113	49,770
Reinsurance recoverables on amounts paid	3,198	2,230
Reinsurance recoverables on amounts unpaid	29,156	18,421
Prepaid reinsurance premiums	9,128	3,628
Deferred policy acquisition costs	11,201	8,166
Deferred tax asset, net	17,393	17,317
Intangible assets	5,916	740
Software and office equipment, net	2,683	2,819
Assets held for sale	166	166
Total Assets	$366,768	$283,911

Liabilities
Claims liabilities	$130,440	$102,430
Unearned premiums	92,718	58,950
Due to reinsurers and other insurers	7,349	2,456
Note payable	2,000	0
Other liabilities and accrued expenses	16,298	10,676
Total Liabilities	$248,805	$174,512

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 6,940,500 shares issued and outstanding at March 31, 2015 and 2,000,000 shares issued and outstanding at December 31, 2014. Liquidation value $1.00 per share	$6,941	$2,000

Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 11,846,130 shares issued and outstanding at March 31, 2015 and 11,638,723 shares issued and outstanding at December 31, 2014	36	34

Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 132,863 shares issued and outstanding at March 31, 2015 and December 31, 2014	0	0

Additional paid-in capital	196,510	196,079
Retained deficit	(86,657)	(88,794)
Accumulated other comprehensive income, net of tax	1,133	80
Total Shareholders’ Equity	$117,963	$109,399
Total Liabilities and Shareholders’ Equity	$366,768	$283,911